UNOFFICIAL AND UNCERTIFIED TRANSLATION
FOR THE PURPOSES OF CME ONLY

CREDIT LINE AGREEMENT No. 2644/05/LCD

1.
Česká spořitelna, a.s., with its registered seat at Prague 4, Olbrachtova 1929/62, Postal Code: 140 00, Company ID: 45244782, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, File 1171

as lender (hereinafter the “Bank”)

and

2.
CET 21 spol.s r.o., with its seat at Prague 5, Hlubočepy, Kříženeckého nám. 322/5, Postal Code: 152 00 (seat registered in the Commercial Register: Prague 1, V jámě 12), Company ID: 45800456, registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 10581

as borrower (hereinafter the “Client”)

enter on the date written below, pursuant to the applicable provisions of Act No. 513/1991 Coll., the Commercial Code, as amended (the “Commercial Code”), into this Loan Agreement (hereinafter, this “Loan Agreement”)

DEFINITIONS OF TERMS

1.	The Bank and the Client have agreed that, for purposes of this Loan Agreement, the terms stated below shall have the following meaning:

“Alternative Currencies” means EUR, USD.

“Current Account” means the Client’s current account No. 994404 - 443825001/0800 denominated in CZK and current account No. 1021102/0800 denominated in USD.

“Center of Main Interests” has the meaning ascribed to it in European Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings.

“CZK” means Czech crowns or any other currency used as the legal tender for payment of debts in the Czech Republic.

”Central European Media Enterprises Ltd.” means Central European Media Enterprises Ltd., with its registered seat at Clarendon House, Church Street, Hamilton, HM CX Bermuda.

”Central European Media Enterprises N.V.” means Central European Media Enterprises N.V., with its registered seat at De Ruyterkade 62, Curacao, Nederland Antiles, registered in the Commercial Register maintained by the Curacao Chamber of Commerce and Industry, File 67 248.

“CME Media Enterprises B.V.” means CME Media Enterprises B.V., with its registered seat at Oostelijke Handelskade 1169, 1019 DN Amsterdam, Netherlands.

“CME Media Investments” means CME Media Investments s.r.o., with its registered seat at Prague 5, Kříženeckého nám. 1078/5, Postal Code 15200, Company ID: 27235173, registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 106550.

“CME Media Services” means CME Media Services s.r.o., with its registered seat at Prague 5, Kříženeckého nám. 1078/5, PSČ 15200, Company ID: 27088944, registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 95420.

“Advance” means each individual case of the drawing of funds by the Client under this Loan Agreement.

“ČP 2000” means Česká produkční 2000, a.s., with its registered seat at Prague 5, Hlubočepy, Kříženeckého nám. 322/5, PSČ 152 00, Company ID: 256 53 431, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, File 5264.

“Final Repayment Date” means 31st October 2009.

“Calculation Day” shall mean the date occurring two (2) Business Days prior to the first day of the Interest Rate Period, on which the Bank identifies the value of the Reference Rate and determines, on the basis of such value, the value of the Variable Rate applicable for the calculation of interest to accrue on the Loan during the Interest Rate Period.

“Repayment Day” means a Business Day specified in the Request for Advance, on which the Client shall pay to the Bank any and all its monetary obligations arisen from the respective Advance and which, if not agreed otherwise by the Client and the Bank, falls at the last day of the Interest Rate Period in respect of such Advance.

“Confidential Information” shall mean any and all information relating to the Client’s Affiliates or the CME Affiliates provided or disclosed to the Bank pursuant to or in connection with entering into the Loan Agreement and other agreements entered with the Bank in connection with this Loan Agreement and which are not available to the public.

“EUR” means Euro or any other currency used as the legal tender for payment of debts in the countries of the European Monetary Union.

“EURIBOR” is the interest rate set by the Euro Banking Association and published through the Reuters information system on the page EURIBOR on the Calculation Day, at which 3, 6 or 12-month (depending on the selected term of the Interest Rate Period) deposits in EUR and in currencies tied to EUR in the European Monetary Union are offered on the Calculation Day for depositing in the inter-bank market in the member states of the European Monetary Union.

“Factoring ČS” means Factoring České spořitelny, a.s., with its registered seat at Prague 8, Pobřežní 46, Postal Code: 180 00, Company ID: 25629352, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, File 5075.

“Indenture” means the Indenture, dated as of May 5, 2005, between Central European Media Enterprises Ltd., Central European Media Enterprises N.V., CME Media Enterprises B.V., JPMorgan Chase Bank, N.A., London Branch and J.P. Morgan Bank Luxembourg S.A.

“LIBOR” is the interest rate set by the Bank as the rate quoted by Reuters on the page LIBOR on the Calculation Day, at which 3, 6 or 12-month (depending on the selected term of the Interest Rate Period) deposits equivalent to the outstanding amount of the loan are offered on the Calculation Day for depositing in the London inter-bank market;

“MAG MEDIA 99” means MAG MEDIA 99,a.s., with its registered seat at Prague 1, Lazarská 5, Company ID: 25788124, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, File 6065.

“Margin” means 1.95 % per annum.

“New Repayment Day” means a Business Day, on which the Client shall pay to the Bank any and all its monetary obligations arisen from the respective Advance which repayment shall have been postponed by the Bank pursuant to Art. III, Section 2 of this Loan Agreement and which, if not agreed otherwise by the Client and the Bank, falls at the last day of the Interest Rate Period in respect of such Advance.

“Interest Rate Period” means the period for which a fixed amount of the Variable Rate is set in respect of the Loan.

“Business Day” means any day on which banks in the Czech Republic are generally open for business and inter-bank deals are settled. In respect of payments in EUR, Business Day means any day on which banks are open for business and foreign exchange transactions are settled in the Czech Republic and London. In respect of payments in USD, Business Day means any day on which banks are open for business and foreign exchange transactions are settled in the Czech Republic and New York.

“PRIBOR” is the interest rate listed by the Reuters system on the page PRBO for 3, 6 or 12-month (depending on the selected term of the Interest Rate Period) deposits on the Calculation Day and, where no such interest rate is listed on any such Business Day, then the interest rate being offered on the Calculation Day in the Prague inter-bank market as the interest rate common in the market for 3, 6 or 12-month (depending on the selected term of the Interest Rate Period) deposits in CZK.

“Variable Rate” means the rate for calculation of interest, fees and charges, the amount whereof shall be set as fixed for the entire Interest Rate Period.

“Event of Default” means any of the events or circumstances specified in Article IX (Events of Default) of this Loan Agreement.

“Frame Agreement on Factoring” means the frame agreement on factoring No. 100161, including the General Factoring Terms and Conditions dated 1st August 2002, entered into by and between MAG MEDIA 99 and Factoring ČS on 24th March 2003, as amended, pursuant to which agreement Factoring ČS as assignee enters with MAG MEDIA 99 as assignor into the agreements on assignment of receivables towards third persons, agreed by the Bank

“Reference Rate” means:

(a)	PRIBOR for the Loan made available in CZK,

(b)	EURIBOR for the Loan made available in EUR,

(c)	LIBOR for the Loan made available in USD.

“Tariff of Fees and Charges” means the effective tariff of fees and charges of Česká spořitelna, a.s. The Bank has the right to make changes to the Tariff of Fees and Charges at any time. Any changes to the Tariff of Fees and Charges shall be published by posting the text of a revised Tariff of Fees and Charges in the business premises of the Bank. Any change to the Tariff of Fees and Charges shall become effective on the date of such posting.

“CME Affiliates” means:

(i)	Central European Media Enterprises Ltd.;

(ii)	Central European Media Enterprises N.V.;

(iii)	CME Media Enterprises B.V.; and

(iv)	Their legal successors.

“Client’s Affiliates” means:

(i)	the Client;

(ii)	ČP 2000;

(iii)	MAG MEDIA 99;

(iv)	CME Media Services;

(v)	CME Media Investments;

(vi)	VILJA; and

(vii)	Their legal successors.

“TV Nova Affiliates” means:

(i)	Client’s Affiliates;

(ii)	persons controlled (directly or indirectly pursuant to the applicable provisions of the Commercial Code) by any Client’s Affiliate;

(iii)	persons having the business in the Czech Republic, controlled (directly or indirectly pursuant to the applicable provisions of the Commercial Code) by any of the CME Affiliates; and

(iv)	Their legal successors.

“Interest Period” means the period of time, for which the Bank shall charge the Client for interest on the Loan.

“USD” means United States Dollars or any other currency, which is used as a legal tender for settlement of debts in the USA.

“Loan” means monies actually drawn and not repaid by the Client under the Loan Agreement.

“Loan Facility” means the amount specified in Article I, paragraph 1 of this Loan Agreement.

“VILJA” means VILJA a.s., with its registered address at Prague 5, Kříženeckého nám. 1078/5, Company ID: 26419009, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, File 6923.

“Base Rate for Commercial Clients” means the Bank’s interest rate. The Bank shall announce any change to the Base Rate for Commercial Clients by posting a new amount of such rate in the business premises of the Bank. The amount of the Bank’s Base Rate for Commercial Clients shall be deemed effectively changed as of the date of posting such new rate in the business premises of the Bank. If the Base Rate for Commercial Clients changes, the interest rate charged on the Loan and/or default interest shall change accordingly as of the effective date of the change to the Base Rate for Commercial Clients. The Base Rate for Commercial Clients as of the date hereof amounts to 4.9% per annum.

“Collateral” means any and all contractual or other arrangements and other instruments established as a security for the due and timely payment by the Client of any receivables that the Bank may have against the Client under the Loan Agreement.

“Request for Advance” means a request for provision of the Advance and/or postponement of the repayment of the Advance, which has the necessary particulars set out in Annex No. 1 to this Loan Agreement.

2.	Unless indicated otherwise by the context, in respect of the terms defined in this Loan Agreement, singular shall also mean plural and vice versa.

I. THE LOAN

1.
Loan Facility and Loan currency. The Bank agrees to provide to the Client funds up to the amount of CZK 1,200,000,000 (in words: one billion and two hundred million Czech Crowns) or the equivalent of this amount in the Alternative Currencies (at the request of the Client), in the form of separate Advances.

On the last day of each calendar month, the Bank shall convert the CZK equivalent of the Loan drawn in Alternative Currencies using the exchange rate determined for that day by the Bank. In the event the sum of the amount so converted and the Loan drawn in CZK exceeds the Loan Facility, the Bank shall reduce the Loan drawn in Alternative Currencies to the level of the Loan Facility and shall promptly notify the Client thereof. The amount of the Loan exceeding the Loan Facility shall be due and payable immediately upon notice by the Bank to the Client thereof.

2.	Purpose of the Loan. The Client agrees to use the Loan solely for the following purpose:

(i)	to finance the repayment of the Client’s obligations owing to PPF MEDIA B.V., arising from the agreement on mediation dated 19th December 2003; and thereafter

(ii)	for general corporate purposes.

II. THE INTEREST

1.	Interest rate. The interest rate for the Loan shall be the Variable Rate and shall be equal to the Reference Rate plus a Margin.

2.
Interest Period. The term of each Interest Period shall be one (1) month. The initial Interest Period shall commence on the date of drawing the Advance and shall continue until (and including) the last day of the calendar month, in which the drawing of the Advance shall occur. The Bank shall charge the Client for the interest on the Loan (i.e. the Client shall pay the interest on the Loan to the Bank) on the last day of the Interest Period for a period from (and including) the later of the last day of the preceding Interest Period or the date of making the Loan available until (and including) the earlier of the day immediately preceding the last day of the current Interest Period or the day immediately preceding the date of repayment of the Loan. If the last day of the Interest Period is not a Business Day, the last day of the current Interest Period shall be deemed to fall upon the next following Business Day.

3.
Interest Rate Period. The term of the Interest Rate Period shall be three (3) months, six (6) months or twelve (12) months. The term of each Interest Rate Period shall be set forth by the Client in respect of each Advance in the respective Request for Advance so, that the term of any Interest Rate Period shall not exceed the Final Repayment Date. The Interest Rate Period shall commence on the date of drawing the Advance.

4.
Default interest. If the Client is in default on its financial obligations incurred under the Loan Agreement, the Client shall be obligated to pay to the Bank default interest in the amount of the Base Rate for Commercial Clients plus 5 % per annum. The owing amount shall be subject to default interest accruing daily from (and including) the first day of default until (and including) the day immediately preceding the day of repayment of the owing amount. Any and all default interest shall be chargeable on a daily basis. Any default interest shall not be set off against the Client’s obligation, as the case may be, to compensate the Bank for any damages.

5.	Determination of number of days for purposes of accrual of interest. The Bank shall calculate the interest on the basis of the actual number of days and a calendar year of 360 days.

III. DRAW-DOWN OF THE LOAN

1.
Draw-down Period. The Client shall be entitled to draw down the Loan Facility exclusively during the period of time from the execution of this Loan Agreement until the day which falls six (6) months before the Final Repayment Date (hereinafter the “Draw-down Period”).

2.
Procedure of drawing of Advance and postponement of repayment of Advance. On the basis of a Request for Advance, signed by the persons authorized to act on behalf of the Client, the Bank shall transfer the funds made available to the Client to the Current Account / postpone the repayment of already provided Advance. The Request for Advance must be delivered to the Bank at least two (2) Business Days prior to the required date of the drawing of the Advance or prior to the Repayment Day, if the Client asks the Bank for postponement of repayment of already provided Advance, either by the mail or by the fax specified in the Art. XI, Paragraph 6 of this Loan Agreement. Confirmed Request for Advance shall be sent by the Bank to the Client without delay via fax specified in Article XI, Paragraph 6 hereof. The request for postponement of repayment of Advance may be submitted repeatedly. The Bank shall provide the Client with the Advance or postpone the repayment of already provided Advance subject to following conditions:

(a)	the Client has opened the Current Account with the Bank;

(b)	no Event of Default shall have occurred or be continuing as of the date of drawing the Advance / postponement of repayment of Advance or would arise as a result of the provision of the Loan;

(c)	all Collateral shall have been validly and effectively created;

(d)	the requested Advance amounts to at least CZK 50,000,000 (in words: fifty million Czech Crowns) or integral multiple of this amount.

Any Advance shall be drawn at the earliest on the second (2.) Business Days following the day on which any and all applicable conditions to drawing of Advance are satisfied.

IV. REPAYMENT OF THE LOAN

1.	Loan repayment. The Client agrees to repay the Loan provided on the basis of each drawing of Advance on the Repayment Day or the New Repayment Day, but on the Final Repayment Date at the latest.

2.
Due date set-off; sufficient balance in the Current Account. The Client shall repay the Loan and any other obligations it may have to the Bank as a result of and in connection with the Loan Agreement as follows: the Bank shall, as of the date of maturity of such obligations, offset its due and payable receivables from the Client against the Client’s monies in the Current Account. The Client agrees to ensure, on or before the due date of any of the Bank’s receivables, that sufficient monies shall be deposited in the Current Account to satisfy such receivable. If the due date of any of the Bank’s receivables falls on a day which is not a Business Day, the Bank shall make the set-off of its due and payable receivables against the monies in the Current Account on the next following Business Day. If the Current Account is denominated in a currency other than the currency in which the Bank’s receivable is to be repaid, the Client shall ensure that sufficient monies shall be deposited in the Current Account at least two (2) Business Days prior to the due date of the Bank’s receivable.

3.
Payment from other accounts. If the monies available in the Current Account are insufficient to duly discharge all of the Bank’s due and payable receivables from the Client existing by virtue of and in connection with the Loan Agreement, the Bank shall have the right to offset such due and payable receivables against monies deposited in any other account of the Client maintained with the Bank, or not to execute any of the Client’s instructions with respect to such monies or otherwise not to allow the Client to dispose of monies in any of the Client’s accounts.

4.
Insufficient funds in the account. If there are insufficient funds in the Current Account or in any other account of the Client maintained by the Bank pursuant to Article IV, paragraph 3 of this Loan Agreement, to satisfy all of the Client’s due and payable obligations owing to the Bank, the monies available in the Current Account or in such other account of the Client maintained by the Bank shall be offset against the Bank’s due and payable receivables in the following order: towards payment of default interest; towards compensation of damage and reimbursement of costs incurred by the Bank to which the Client agreed under this Loan Agreement; towards payment of fees and charges agreed upon under this Loan Agreement; towards payment of interest accrued on the Loan; and towards repayment of the Loan.

5.
Prepayment of the Loan. The Client shall have the right to repay the Loan or any portion thereof prior to the ultimate date of maturity of the Loan. The amount of any prepayment shall not be lower than CZK 100,000,000 (in words: one hundred million Czech Crowns) or an integral multiple of this amount. The Client shall be obligated to deliver to the Bank, at least ten (10) Business Days in advance, a written notice of prepayment, in which the Client shall specify:

(i)	the amount of such prepayment of the Loan;

(ii)	the date of prepayment; and

(iii)	identification of the Advances, which shall be prepaid.

Such notice shall be irrevocable and shall create the Client’s obligation to make the prepayment in the amount and on the date as specified in the notice. Together with the prepayment, the Client shall be required to reimburse the Bank for the costs incurred by the Bank in connection with prepayment, in the amount equal to the difference between:

(a)
amount of the interest, that would be paid by the Client to the Bank from the early prepaid amount of the Advance for the time period commencing on the date of prepayment and ending on the last day of the Interest Rate Period for such Advance; and

(b)
amount of the interest, that would be paid to the Bank by another bank well known on the international interbank market, providing that the prepaid amount of Advance would have been deposited by the Bank with such other bank for the time period commencing on the date of prepayment and ending on the last day of the Interest Rate Period for such Advance.

The already prepaid Loan or any part thereof shall not be re-borrowed.

V. REPRESENTATIONS OF THE CLIENT

1.	As of the date of execution of the Loan Agreement, the Client makes the following representations to the Bank:

(a)	The Client is a legal entity duly formed and existing in accordance with the laws of the relevant jurisdiction, and has an unrestricted legal capacity;

(b)
The Loan Agreement and any other contractual obligations related to the Loan have been duly signed by the Client or its representatives acting within the scope of their respective authorizations. Any and all obligations of the Client under the Loan Agreement and any other contractual obligations related to the Loan Agreement are valid and enforceable obligations of the Client;

(c)
The Client has obtained any and all approvals and consents that are necessary for whatever reason for the valid execution of the Loan Agreement and other contractual obligations related hereto, for the drawing of Advances and for the due discharge by the Client of its obligations in connection with the Loan Agreement and any other contractual obligations related hereto; all such approvals and consents are valid and in effect;

(d)
None of the execution of the Loan Agreement, nor the drawing of Advances, nor the discharge by the Client of its obligations to the Bank ensuing from this Loan Agreement and any other contractual obligations related hereto shall result in any Event of Default;

(e)
To the Client’s best knowledge, no petition has been filed in respect of the Client for issuance of a decision or initiation of any court, arbitral or administrative proceeding (e.g., petition in bankruptcy, proposal for composition, petition seeking an injunction, or petition seeking the execution of a court ruling), which could materially adversely affect the Client’s legal, financial or economic standing or ability to perform any of its obligations under the Loan Agreement and any other contractual obligations related hereto, and no such petition or proceeding threatens;

(f)	The Client is not insolvent within the meaning of the applicable laws;

(g)
Any and all information disclosed to the Bank in connection with the execution of the Loan Agreement or any other contractual obligation related hereto or in connection with the drawing of an Advance is, as of the date of disclosure, true, complete and correct, and is not misleading in any material respect. From the date of disclosure of such information to the Bank, there have not occurred any material adverse changes in the matters to which such information relates (provided, however, that this representation, when deemed repeated in accordance with Paragraph 2 of this Article V, shall not be deemed to include reference to any financial projections or forecasts contained within any such disclosed information);

(h)
The Client’s tax records do not show any tax arrears, the Client does not have any outstanding delinquent payments and/or penalties in respect of public health insurance and payments and/or penalties in respect of social security and contributions to the state employment policy or in respect of customs fees;

(i)	The Client acknowledges that for purposes of determination of the Client’s rights and obligations in relation to the Bank, the Client shall be deemed to be a commercial client;

(j)	The Client’s Center of Main Interests shall be in the Czech Republic.

2.
Repeated representations. Any and all representations of the Client contained in Paragraph 1 of this Article V shall be deemed repeated as of each date of delivery of a Request for Advance, and as of each date of the drawing of Advance / postponement of repayment of Advance and payment of interest accruing on the Loan.

VI. DUTIES AND OBLIGATIONS OF THE CLIENT

1.	The Client shall be obligated, within the periods of time specified below and in a form satisfactory to the Bank, to deliver to the Bank the information or documents specified below:

(a)	quarterly financial statements of the Client (in the extent of a balance sheet and profit and loss statement) within thirty five (35) days after the end of each calendar quarter;

(b)
annual financial statements of the TV NOVA Affiliates verified by an auditor, with auditor’s report and all reports or documents executed by an auditor, immediately after execution of such documents but not later than within one hundred and twenty (120) days after the end of the relevant financial year;

(c)
information to the effect that any of the Client’s representations made in the Loan Agreement or in any other document delivered to the Bank in connection with the Loan Agreement is untrue, incorrect, incomplete or misleading in any material respect, within ten (10) Business Days of the date on which the Client shall have received or obtained knowledge of such fact;

(d)
information regarding all effected changes to organizational structure or legal standing of the Client or any of the Client’s Affiliates (e.g., winding up with or without liquidation, change of legal form, acquisition, sale or lease of enterprise or any part thereof, reduction of the Client’s registered capital, changes in the composition of the statutory and supervisory bodies), and information regarding changes in the Trade Register or Commercial Register and any other changes that could impede the Bank’s position as lender, within ten (10) Business Days of the date on which the Client shall have received or obtained knowledge of such fact;

(e)	report on any Event of Default specifying the proposed solution of the specific Event of Default, within ten (10) Business Days of the date on which such event shall have occurred;

(f)
information regarding any and all facts or circumstances that have or may have material adverse impact on the Client’s ability to perform its obligations under the Loan Agreement and any other contractual obligations related to the Loan Agreement, all promptly after having received or obtained knowledge of such facts;

(g)
any and all documents reasonably required by the Bank, in form and with contents as specified by the Bank, relating to the Client’s financial and economic standing. In justified cases, the Bank shall have the right to demand from the Client documents relating to the financial and economic standing of any member of the Client’s Affiliates;

(h)
information regarding the intent of any of the Client’s Affiliates to assume material indebtedness, suretyship or any other similar obligation towards a third party, or the intention to create any lien or pledge or any other security for the obligations of any person in respect of its assets or revenues. Any such information shall be provided to the Bank promptly upon adoption of such intent;

(i)
information regarding payment of any (x) financial obligations arising from loans or advances provided to the Client by CME Affiliates or TV Nova Affiliates or provided by the Client to CME Affiliates or TV Nova Affiliates and/or (y) fees due to the CME Affiliates or TV Nova Affiliates by the Client in connection with its management and administration (other than any payments arising under the Facility Agreement dated July 21, 2005 between the Client and CME Media Enterprises B.V.); this information shall be provided to the Bank prior to any such payment.

2.	Additional duties and obligations of the Client. The Client agrees to comply with the following obligations:

(a)
subject to Paragraph 6(b) of this Article VI, neither accept any new loan or advance, nor provide any new loan or advance in the amount exceeding in aggregate an amount of CZK 15,000,000 (in words: fifteen million Czech Crowns), excluding the planned transactions announced to the Bank before the execution of this Loan Agreement and/or the transactions approved by the Bank in advance (which consent shall not be unreasonably withheld) and/or any advances from business partners in the ordinary course of business;

(b)	not to disburse any dividends to the Client’s shareholders without prior notice to the Bank;

(c)
to ensure validity of all material licenses, approvals and means of intellectual property protection, that are necessary for business activities of the Client in the extent of the activities as of the date of execution of this Loan Agreement;

(d)	without the Bank’s prior consent, which consent shall not be unreasonably withheld, not to change the place of the Center of Main Interests;

(e)	without the Bank’s prior consent, which consent shall not be unreasonably withheld, not to change the subject of its business activities;

(f)
to secure that the Client´s obligations arising from this Loan Agreement are of the same priority (pari passu) as its other unsatisfied obligations which are unconditional, unsecured and not subordinated except the obligations with the priority under legal regulations;

(g)
if any of the Client’s Affiliates merges with another company, to deliver to the Bank the initial balance sheet and profit and loss statement of the succession company, before filing a proposal for the registration of the merger in the Commercial Register; and

(h)
to take such action as may be required in order to comply with any obligations it may have under the Indenture by virtue of being a Restricted Subsidiary (as such term is defined in the Indenture), including fulfillment its obligations under this Loan Agreement in such a manner so as not to cause an Event of Default (as such term is defined in the Indenture) under the Indenture and an Event of Default under this Loan Agreement.

3.
Increased costs. Should the Bank incur any increased and documented costs or expenses in connection with its administration of the Loan as a result of an amendment to a legal regulation relating to the Bank, the Client shall be required, without undue delay but not later than within thirty (30) calendar days of its receipt of a notice from the Bank announcing any such costs, to enter with the Bank into an amendment to this Loan Agreement, under which the Client shall agree to pay any and all such increased costs. The Client shall be required to pay such increased costs within ten (10) Business Days of the execution of such amendment, but not sooner than ten (10) Business Days of the date on which the Bank shall have actually incurred such costs. The Bank’s notice shall be in writing and shall contain an appropriate statement of reasons.

4.
Right to evaluate. Until the repayment in full of all receivables of the Bank existing by virtue of and in connection with the Loan Agreement, the Bank shall have the right to evaluate the Client’s ability to perform its obligations to the Bank, and the Client shall be obligated to enable the Bank at the Bank’s request to perform such evaluation, and in particular shall enable the Bank’s authorized employee to inspect the Client’s accounting books and other financial records in the Client’s premises, with the exception of documents which shall be the subject of confidentiality restrictions pursuant to applicable laws, and shall also allow the Bank to verify credibility of the facts stated therein, including, without limitation, through third parties authorized by the Bank, subject to compliance of such third parties with the confidentiality duty. If any document or information requested by the Bank is subject to confidentiality restrictions pursuant to the contractual agreement entered by the Client and disclosed to the Bank, the Bank shall be obliged to treat such document or information within the terms of such contractual confidentiality agreement as if it were a party thereto.

5.	Financial Covenants. The Client agrees to conduct its business so as to meet the following financial covenants:

(a)
Interest Cover Ratio shall be higher than 10, whereas this ratio shall be determined as follows: Underlying EBITDA (defined as operational income + depreciation of tangible and intangible fixed assets + change of reserves and correcting provisions in operational area and complex deferred expenses - revenues from sale of tangible and intangible fixed assets + book value of tangible and intangible fixed assets) / interest expenses;

(b)	Equity Ratio shall be higher than 15%, whereas this ratio shall be determined as follows: [net worth / total assets (balance sum)] * 100;

(c)
Ratio of Underlying EBITDA to sales shall be higher than 16%, whereas this ratio shall be determined as follows: [(operational income + depreciation of tangible and intangible fixed assets + change of reserves and correcting provisions in operational area and complex deferred expenses - revenues from sale of tangible and intangible fixed assets + book value of tangible and intangible fixed assets) / (revenues from sale of goods + revenues from sale of own products and services)] * 100.

Fulfillment of the Financial Covenants shall be checked by the Bank based on the Client’s latest audited annual financial statements, presented to the Bank.

If, at any time during the term of this Loan Agreement, as a consequence of the restructuring of the ownership of the Client and any of the Client’s Affiliates, announced to the Bank in advance and relating to any materialized merger of the Client with any other legal entity or the merger of any of the Client’s Affiliates with any other Client’s Affiliates and/or TV Nova Affiliates, the legal successor of the Client shall not be able to meet any of the abovementioned financial covenants, the Bank shall be obliged, upon the Client’s request supplemented by the respective financial plan (balance sheet and profit and loss statement) for the time period after the merger, to agree with the Client on amended financial covenants on the basis of the successor entity’s financial plan for the period after the merger. In the event that the parties cannot agree on such amended financial covenants, the Client shall have the obligation to repay the entire Loan within six (6) months of the date of any such disagreement in accordance with the provisions of Paragraph 5 of this Article VI; any breach of any such financial covenant shall not be deemed to constitute an Event of Default.

6.	Asset Disposal. The Client and the Bank agree that:

(a)
without the Bank’s prior written consent, not to transfer, lease or otherwise dispose of, in a single transaction or a series of transactions, any part of its assets or revenues whose value exceeds fifteen (15) percent of the value of the Client’s assets, or not to permit the creation of any third party’s rights in respect of such assets (including the assumption of a suretyship obligation, accession to or assumption of an obligation of a third party), except (i) disposal of assets in the ordinary course of business or (ii) disposal of assets for consideration of at least the same value or (iii) disposal of assets in a merger within the Client’s Affiliates. For the purposes of this Article, the value of assets of the Client shall be determined based on the latest information or documents known to the Bank, which shall be given or submitted by the Client to the Bank pursuant to the Loan Agreement;

(b)
restrictions set out in Art. VI, Paragraph 2, letter (a) and Art. VI., Paragraph 6, letter (a) of this Loan Agreement shall not apply to the provision of new loans or advances by any Client’s Affiliate to another Client’s Affiliate or CME Affiliate.

VII. LOAN COLLATERAL

1.	Collateral. The Client agrees to secure due and timely payment of the Bank’s receivables towards the Client in connection with this Loan Agreement by means of:

(i)	a suretyship obligation by ČP 2000;

(ii)	a suretyship obligation by MAG MEDIA 99 secured by a pledge of receivables of MAG MEDIA 99 arising from the Frame Agreement on Factoring;

(iii)	a letter of comfort issued by Central European Media Enterprises Ltd.;

(iv)	a blank promissory note issued by the Client to order of the Bank with the clause “without protest” (in Czech: “bez protestu”).

VIII. FEES AND CHARGES

1.
Arrangement Fee. The Client agrees to pay to the Bank a fee for arranging the Bank’s obligation to grant the Loan (Arrangement Fee) in the amount of CZK 1,200,000 (in words: one million and two hundred thousand Czech Crowns) on the earlier of: upon the first drawing of Advance or on a day which falls five (5) Business Days following the execution of this Loan Agreement.

2.
Commitment Fee. The Client agrees to pay to the Bank a Commitment Fee in the amount of 0.25 % per annum, calculated on a daily basis in the course of the Draw-down Period from the difference between the Loan Facility and the Loan. The Commitment Fee shall be payable on the last day of each calendar quarter in the course of the Draw-down Period and as of the last day of the Draw-down Period.

3.	Other charges. The Client shall pay to the Bank other fees and charges as specified in the Tariff of Fees and Charges.

IX. EVENTS OF DEFAULT

1.	Events of Default. Each of the following events shall be considered as a serious breach under this Loan Agreement:

(a)	the Client uses the Loan or any portion thereof for any purpose other than the purpose expressly specified in the Loan Agreement;

(b)	any of the Client’s Affiliates is in default with the performance of any monetary and/or non-monetary obligation towards the Bank;

(c)	the Client is in default with the performance of its obligations towards any other bank or financial institution;

(d)	any of the representations made by the Client under this Loan Agreement proves to be untrue, incomplete or misleading;

(e)
any competent governmental authority, including, without limitation, any administrative authority or a court and/or arbitral tribunal or an arbitrator determines that the Client has breached any legal obligation, and the Bank reasonably and fairly considers such fact as having a material adverse effect on the Client’s ability to perform its obligations under the Loan Agreement;

(f)
the Client or its competent body resolves on the winding up of the Client with or without liquidation, change of legal form, acquisition, sale or lease of enterprise or any part thereof, reduction of the Client’s registered capital, changes in the composition of the statutory body or the supervisory board, or on any other matter that would have an effect similar to that of the above described corporate changes, or effects the aforesaid changes regardless of the Bank having expressed in writing its disagreement therewith;

(g)
the Client’s business authorization or any other material authorization required, in the Bank’s reasonable opinion, for the Client’s conduct of its business or performance of any obligations arising from or in connection with the Loan Agreement is withdrawn, suspended, or otherwise limited, or any event occurs which may serve as a ground for the dissolution of the Client as a legal entity or which, pursuant to applicable law, may have such consequence;

(h)
an event occurs which, in the opinion of the Bank (acting reasonably), might have a material adverse effect on the business operations or financial situation of the Client and/or which the Bank considers to have a material adverse effect on the Client’s ability to perform its obligations under the Loan Agreement;

(i)
an event occurs which, in the opinion of the Bank (acting reasonably), might have a material adverse effect on the business operations or financial situation of ČP 2000 or MAG MEDIA 99 or their successor(s);

(j)
any person or persons “controlling” the Client as of the date of execution of the Loan Agreement within the meaning of the Commercial Code cease to be such controlling persons, or any person or persons not “controlling” the Client as of the date of execution of the Loan Agreement within the meaning of the Commercial Code gain such control;

(k)	the Frame Agreement on Factoring has been terminated.

2.	If any Event of Default occurs, the Bank shall grant to the Client an additional period of ten (10) Business Days for the remedy. Such remedy period shall start:

(i)
if the occurrence of the Event of Default has been announced to the Bank by the Client and the Bank agrees with the qualification of the Event of Default and with the solution proposed by the Client, upon the delivery of such announcement of the Event of Default by the Client to the Bank; and

(ii)
otherwise upon delivery by the Bank to the Client of a written announcement of the Event of Default. Such announcement shall contain the qualification of the Event of Default by the Bank and requested manner of remedy.

The right of the Bank pursuant to Art. X of this Loan Agreement to cancel the provision of the Loan Facility, rescind the Loan Agreement and/or declare the Loan immediately due and payable shall arise upon the expiration of the aforesaid remedy period if the Client has not remedied.

X. SANCTIONS

1.
The Right of the Bank to cancel the provision of the Loan Facility, rescind the Loan Agreement and/or declare the Loan immediately due and payable. If any Event of Default occurs (and such Event of Default is not remedied by the Client within the remedy period set forth in Paragraph 2 of Article IX hereof), the Bank shall have the right to cancel in writing the provision of the Loan Facility or to rescind the Loan Agreement effective as of the date of delivery of the cancellation or rescission notice to the Client, or to declare the Loan and any and all other obligations of the Client not yet due and payable to be due and payable, whereas the Loan and any such other obligations of the Client not yet due and payable shall become payable on the tenth (10th) Business Day after delivery of such declaration to the Client.

XI. FINAL PROVISIONS

1.
Confidential Information. Except as provided herein, the Bank is not permitted to share Confidential Information with third parties. The Bank is entitled to use any Confidential Information solely for the purposes of administration of the contractual relationship between the Client and the Bank pursuant to the Loan Agreement and for evaluation of the Client’s creditworthiness, and to process Confidential Information for such purposes only. Furthermore, the Bank is entitled to provide the Confidential Information to the person controlling the Bank only. The Bank is entitled to use and/or provide the Confidential Information relating to the Client’s business policy and/or pricing strategy only with previous written consent of the Client. Without the previous consent of the Client, the Bank is entitled to provide the Confidential Information to any other third parties (e.g. person executing bank supervision, auditors of the Bank and person carrying the Register of Debtors) only if required by the applicable law.

2.
Tax gross-up. All payments to be made by the Client in favor of the Bank hereunder or under any agreement or other arrangement between the Bank and the Client in connection with this Loan Agreement shall be made free and clear of and without deduction or withholding for or on account of tax or other obligations unless the Client is required by relevant law to make such deduction or withholding. In the event of such required deduction or withholding, the sum payable by the Client shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Bank receives and is entitled to retain, free from any liability to make any such deduction or withholding, a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required.

3.
Exchange rate. Unless in specific cases otherwise agreed between the Bank and the Client, the Bank shall (i) in connection with any credit transfer or other operation (e.g., mutual claims set-off) apply the rate of exchange applicable to sale or purchase of foreign exchange (in Czech: devizy-prodej or devizy-nákup) determined by the Bank two (2) Business Days prior to the day scheduled for effecting such payment or other operation, and, (ii) in connection with any cash payment or any other cash transaction, apply the rate of exchange applicable to sale or purchase of foreign currencies (in Czech: valuta-prodej or valuta-nákup) determined by the Bank for the date of effecting such payment or other operation. To the extent the rate of exchange determined as of the above specified date may not be applied for any reason, the applicable rate of exchange shall be the rate determined by the Bank as of the Business Day immediately preceding such above specified date. The Bank will not effect any payment or other operation requiring the application of rate of exchange on a day other than on a day which is a Business Day in respect of all currencies involved.

4.
Governing law. The contractual relationship between the Bank and the Client shall be governed by the laws of the Czech Republic, and in particular by the applicable provisions of the Commercial Code. The application of the provisions of Section 361 of the Commercial Code shall be excluded in respect of all contractual arrangements between the Client and the Bank.

5.	Counterparts. This Loan Agreement is executed in two (2) counterparts of which the Client and the Bank shall each receive one (1) counterpart.

6.
Mailing Address of the Client and the Bank. The parties agree that any correspondence and other written materials to be delivered under this Loan Agreement shall be delivered as follows: If to the Client, at: Ing. Pavel Horák, Kříženeckého nám. 322/5, 152 00 Prague 5, tel. 233 100 400, fax 233 100 452 and, if to the Bank, at: Česká spořitelna, a.s., Prague 4, Budějovická 1912, attn. Ing. Gabriela Roubíčková, tel. 261 072 482, fax 261 072 325, or such other address(es) as may be indicated by the respective party to the other party in writing. In the event that a correspondence is returned as undelivered, due to a rejection of the other party to take over such correspondence or due to a change of the address not duly announced, such correspondence shall be deemed duly delivered on the next following day after so returned.

7.
Severability. If any provision of this Loan Agreement is, becomes or is determined to be invalid or unenforceable, such invalidity or unenforceability shall not (to the maximum extent permitted by applicable law) invalidate or render unenforceable the remaining provisions of this Loan Agreement. In such event, the Bank and the Client hereby agree to replace the invalid or unenforceable provision with a valid and enforceable provision which will achieve, to the maximum extent permitted by law, the same result and effect as contemplated by the provision to be replaced.

8.	Force and effect of this Loan Agreement. This Loan Agreement shall enter into force and effect upon execution by both parties hereto.

IN WITNESS WHEREOF, both parties have affixed their respective signatures hereunto on the day, month and year set forth below.

Česká spořitelna, a.s.

By:	/s/ Kateřina Byarsová	By:	/s/ Gabriela Roubíčková
Name:	Kateřina Byarsová	Name:	Ing. Gabriela Roubíčková
Title:	Director of International Clients Department	Title:	Senior Relationship Manager International Clients Department
Date:	October 27, 2005	Date:	October 27, 2005

CET 21 spol.s r.o.

By:	/s/ Petr Dvořák	By:	/s/ Milan Cimirot
Name:	Ing. Petr Dvořák	Name:	Milan Cimirot
Title:	Executive Director	Title:	Executive Director
Date:	October 27, 2005	Date:	October 27, 2005

Annex No. 1 to Credit Line Agreement No. 2644/05/LCD of October 27, 2005

Model Form Request for Advance

[Client’s letterhead]

Česká spořitelna, a.s.
Budějovická 1912
140 00 Prague 4

Attn.: Ing. Gabriela Roubíčková

REQUEST FOR THE ADVANCE/POSTPONEMENT OF THE REPAYMENT OF THE ADVANCE

With reference to that certain Credit Line Agreement No. 2644/05/LCD of October 27, 2005 (hereinafter the “Agreement”), we hereby represent that, as of the date of this Request for Advance, no Event of Default within the meaning of Article IX (Events of Default) of the Agreement has occurred, threatens or will occur as a result of the making available of the Advance / postponement of the repayment of Advance and, at the same time, we hereby request you to make available to us an Advance / postpone the repayment of Advance, subject to the following terms and conditions:

Alternative A - new Advance:

Amount and Currency of Advance:	[CZK / EUR / USD]

Date of Advance:

Term of the Interest Rate Period:	[3 / 6 / 12 month(s)]

Repayment Day:

Kindly transfer the Advance to the Current Account.

Alternative B - postponement of the repayment of Advance:

Amount and Currency of Advance:	[CZK / EUR / USD]

Original Repayment Day:

Term of the Interest Rate Period:	[3 / 6 / 12 month(s)]

New Repayment Day:

We hereby request to settle our obligations towards the Bank due as of the Repayment Day / New Repayment Day by means of debiting the sum equal to such obligations from the Current Account.

Done in __________, date: ______________

CET 21 spol.s r.o.

By:	By:
Name: Ing. Petr Dvořák	Name: Milan Cimirot
Title: Executive Director	Title: Executive Director

The Bank hereby agrees with provision of the Advance / postponement of the repayment of Advance in an amount of ____________ up to the New Repayment Date, which shall be __________________.

Česká spořitelna, a.s.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

The following facts to be inserted by the Bank:

Client:
Total loan amount:
Loan No. in SYMBOLS:
Approved by:
Date:
Verified by:
Date: